EXHIBIT A

                                     FORM OF

                      E.ON NONUTILITY MONEY POOL AGREEMENT

     This E.ON Nonutility Money Pool Agreement (the "Agreement"), dated as of _____________, 200_, is made and entered into by and among E.ON AG ("E.ON"), a company organized under the laws of the Federal Republic of Germany and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and each of the direct and indirect subsidiaries of E.ON ("E.ON Group companies") whose name appears on the signature pages hereof (each a "Party" and collectively, the "Parties"). E.ON, and any registered holding company in the E.ON Group may participate as lenders ("Lenders") to the E.ON Nonutility Money Pool ("Money Pool"), but shall not borrow from it. In addition, LG&E Energy Corp. or its subsidiaries shall not participate in the Money Pool.

     Hibernia Industriewerte GmbH will act as administrator of the money pool ("Administrator") and as a principal in loan transactions under this agreement.

                                   WITNESSETH:

     WHEREAS, the Parties desire to establish a money pool to coordinate and provide for certain of their short-term cash and working capital requirements; and

     WHEREAS, the subsidiaries that will participate in the Money Pool (each a "Subsidiary" and collectively, the "Subsidiaries") will from time to time have need to borrow funds on a short-term basis, and certain of the Parties will from time to time have funds available to loan on a short-term basis;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, the Parties hereto agree as follows:

                                    ARTICLE I

                          CONTRIBUTIONS AND BORROWINGS

     Section 1.01 Contributions to Money Pool.

     Each Party may lend its surplus funds to the Administrator as and when such funds may be available. Each Party also appoints Administrator as its agent to sweep cash held in such Party's bank accounts into a central Money Pool account maintained by Administrator. Each Party retains the discretion to designate accounts that will not be swept into the central account and to specify, on the basis of cash flow projections and other relevant factors, the amount of funds it has available for contribution to the Money Pool. The determination of whether a Party at any time has surplus funds to lend to the Money Pool or shall lend funds to the Money Pool shall be coordinated with the Administrator, but will be made by such Party's chief financial officer or treasurer, or by a designee thereof (or in accordance with set criteria authorized by the Party's chief financial officer, treasurer or designee), in such Party's sole discretion. Each Party


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may withdraw any of its funds and/or may terminate the cash sweeping service at any time upon notice to the Administrator.

     Section 1.02 Rights to Borrow.

     Subject to the provisions of Section 1.04(c) of this Agreement, short-term borrowing needs of the Subsidiaries may be met by borrowing from the Administrator or from other funds in the Money Pool to the extent such funds are available. Each Subsidiary's borrowings shall be subject to any limits set forth in applicable orders of the SEC and other regulatory authorities, resolutions of such Subsidiary's Board of Directors, such Subsidiary's governing corporate documents, and agreements binding upon such Subsidiary. The Lenders may not borrow from the Money Pool.

     Section 1.03 Source of Funds.

     (a) Funds will be available through the Money Pool from the following sources for use by the Parties from time to time: (1) surplus funds in the treasuries of the Subsidiaries, including any net cash surplus derived from one or more subgroup cash management arrangements; (2) surplus funds in the treasury of E.ON or any other Lender and/or Hibernia; and (3) proceeds from bank borrowings and/or the sale of commercial paper by each of the Parties ("External Funds"), in each case to the extent permitted by applicable laws and regulatory orders. Funds will be made available from such sources at market rates determined in accordance with the Market Rate Method specified in the order of the SEC dated June 14, 2002 and incorporated herein in Section 1.05.

     Section 1.04 Authorization.

     (a) Placing funds on deposit with the Money Pool shall be considered authorization by the lending Party's chief financial officer or treasurer, or by a designee thereof, of each loan made in accordance with this Agreement.

     (b) The Administrator of the Money Pool will provide each Party with periodic activity and cash accounting reports that include, among other things, reports of cash activity, the daily balance of loans outstanding and the calculation of interest earned and charged.

     (c) All borrowings from the Money Pool shall be authorized by the borrowing Subsidiary's chief financial officer or treasurer, or by a designee thereof. No Subsidiary shall be required to effect a borrowing through the Money Pool if such Subsidiary determines that it can (and is authorized to) effect such borrowing at lower cost directly from banks or through the sale of its own commercial paper.

     Section 1.05 Interest.

     The daily outstanding balance of loans to any Subsidiary during a calendar month shall accrue interest at market rates determined by reference to the Subsidiary's business, capital structure, the particular risks to which it is subject and generally prevailing market conditions. In


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setting the market rate for each Subsidiary, the Administrator will evaluate and take into account information from third parties such as banks that would indicate the prevailing market rates for similar businesses.

     Section 1.06 Repayment.

     All loans made through the Money Pool may be prepaid by the borrower without premium or penalty. The Money Pool is intended to be a short-term financing facility. Each Subsidiary receiving a loan from the Money Pool hereunder shall repay the principal amount of such loan, together with all interest accrued thereon, on demand.

     Section 1.07 Form of Loans to Subsidiaries.

     Loans to the Subsidiaries from the Money Pool shall be made as open-account advances, pursuant to the terms of this Agreement. A separate promissory note will not be required for each individual transaction. Instead a confirmation evidencing the terms of the transactions will be exchanged between the parties.

                                   ARTICLE II

                         OPERATION OF UTILITY MONEY POOL

     Section 2.01 Operation.

     Operation of the Money Pool, including record keeping and coordination of loans, will be handled by the Administrator under the authority of the appropriate officers of the Parties. The Administrator shall be responsible for the determination of all applicable interest rates and charges to be applied to advances outstanding at any time hereunder, shall maintain records of all advances, interest charges and accruals and interest and principal payments for purposes hereof, and shall prepare periodic reports thereof for the Parties. The Administrator shall perform the administrative functions associated with operating the Money Pool on an "at cost" basis. Separate records shall be kept by the Administrator for the Money Pool established by this Agreement and any other money pool administered by the Administrator.

     Section 2.02 Investment of Surplus Funds in the Money Pool.

     Funds not required for Money Pool loans (with the exception of funds required to satisfy the Money Pool's liquidity requirements) will ordinarily be invested in one or more short-term investments, including (i) interest-bearing accounts with banks; (ii) obligations issued or guaranteed by a European or the U.S. government and/or its agencies and instrumentalities, including obligations under repurchase agreements; (iii) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated not less than A by a nationally recognized rating agency; (iv) commercial paper rated not less than A-1 by S&P or P-1 by Moody's, or their equivalent by a nationally recognized rating agency; (v) money market funds; (vi) bank certificates of deposit; (vii) Eurodollar funds; and (viii) such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder. Funds not required for Money Pool loans also could be used to repay loans by Lenders to the Money Pool or Hibernia


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could invest such funds in accordance with any current authorization of the
Securities and Exchange Commission.

     Section 2.03 Allocation of Interest Income and Investment Earnings.

     The Administrator will pay interest on funds deposited in the Money Pool at market rates. Interest will be computed on a basis of daily outstandings and settled once per month.

     Section 2.04 Event of Default.

     If any Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Party seeking to adjudicate it bankrupt or insolvent, then the Administrator, on behalf of the Money Pool, may, by notice to the Subsidiary, terminate the Money Pool's commitment to the Subsidiary and/or declare the principal amount then outstanding of, and the accrued interest on, the loans and all other amounts payable to the Money Pool by the Subsidiary hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Subsidiary.

                                   ARTICLE III

                                  MISCELLANEOUS

     Section 3.01 Amendments.

     No amendment to this Agreement shall be adopted except in a writing executed by a duly authorized officer of each of the Parties hereto and subject to all applicable approvals by the Securities and Exchange Commission.

     Section 3.02 Legal Responsibility.

     Nothing herein contained shall render any Party liable for the obligations of any other Party hereunder and the rights, obligations and liabilities of the Parties are several in accordance with their respective obligations, and not joint.

     Section 3.03 Rules for Implementation.

     The Parties may develop a set of guidelines for implementing the provisions of this Agreement, provided that the guidelines are consistent with all of the provisions of this Agreement.


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     Section 3.04 Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.


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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

E.ON AG


By:
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Name:
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Title:
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Hibernia Industriewerte GmbH

By:
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Name:
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Title:
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[Signature Blocks for Other Parties]